EXHIBIT 10.20
ANIXTER INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
RESTATED EFFECTIVE JANUARY 1, 2009
SECTION 1
PLAN HISTORY
     1.1 Establishment of the Plan. Anixter Inc., a Delaware corporation (the “Company”), originally established the ANIXTER INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (the “Plan”) effective as of August 4, 2004. The Plan was amended and restated effective January 1, 2006, and has been subsequently amended from time to time to reflect Company directives and to comply with changes in applicable law, including Section 409A of the Code. This restatement, effective January 1, 2009, consolidates all other prior amendments, updates references and makes nonsubstantive changes to the Plan.
     1.2 Description of the Plan. The Plan is intended to constitute a nonqualified deferred compensation plan which, in accordance with ERISA Sections 201(2), 301(a)(3) and 401(a)(1), is unfunded and established primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The Plan is intended to meet the requirements for effective deferrals of compensation under, and otherwise comply with, Section 409A of the Code and shall be operated in good faith compliance with Section 409A of the Code and the regulations promulgated thereunder.
     1.3 Purpose of the Plan. In addition to the description of the Plan as set forth in subsection 1.2 above, the primary objective of the Company in establishing this Plan is to provide supplemental retirement income to certain employees of the Company in addition to that provided through all other sources.
SECTION 2
DEFINITIONS
     2.1 Definitions. Whenever used in the Plan, the following terms, when initially capitalized, shall have the respective meanings set forth below. Initially capitalized terms used in the Plan and not set forth below shall have the meanings ascribed to such terms under the Anixter Inc. Pension Plan as amended and restated from time to time.
     (a) “Accrued Normal Benefit” means the product of (A x B), where A is the Participant’s Normal Benefit and B is a fraction the numerator of which is the Participant’s total months of Benefit Accrual Service and the denominator of which is 60.
     (b) “Actuarially Equivalent” has the meaning given to such term under the Pension Plan.
     (c) “Affiliate” with respect to the Company means the Parent and any other entity controlled by, under the control of, or under common control with the Company within the meaning of the Securities Exchange Act of 1934 or that is a member of Company’s controlled group within the meaning of Sections 414(b) or 414(c) of the Code.
     (d) “Beneficiary” means any person or entity designated by the Participant or otherwise entitled to receive any benefits under the Plan which may be due upon the Participant’s death.
     (e) “Benefit Accrual Service” means, with respect to a Participant, the lesser of (i) the total months of benefit accrual service earned by the Participant under the Pension Plan from, including, and after the Participant’s Initial Participation Month and through the date of such Participant’s Retirement or Termination, as applicable, or (ii) sixty (60) months. For purposes of determining Benefit Accrual Service for purposes of the Plan, a Participant’s benefit accrual service under the Pension Plan shall be determined without regard to any limitation on the number of months of benefit accrual service which are considered for benefit purposes under the Pension Plan.
     (f) “Benefit Offset Amount” means with respect to a Participant, the sum of (i) a Participant’s combined accrued monthly benefit amount, stated as a Life Annuity commencing at Normal Retirement Date, under the Pension Plan and the Excess Plan and (ii) the Participant’s Social Security Offset Amount.
     (g) “Board” means the Board of Directors of Parent.
     (h) “Cause” has the meaning set forth in any employment or other similar written agreement between a Participant and the Company which governs the terms and conditions of a Participant’s employment with the Company. In the absence of such an agreement, or if such agreement does not define “Cause,” then “Cause” shall mean the termination of a Participant’s employment by formal action of the Board for any of the following reasons:
     (1) embezzlement, dishonesty, fraud or any illegal or unethical act or omission in connection with the performance of Participant’s duties or as an Employee that materially injures or reasonably could materially injure the Company or any Affiliate or which does or reasonably could materially impair a Participant’s ability to satisfactorily perform his assigned duties and responsibilities;
     (2) conviction of (or plea of nolo contendere to) any (A) felony or (B) any other crime involving moral turpitude, or any other conviction (or plea of nolo contendere) that does or that reasonably could materially impair a Participant’s ability to satisfactorily perform his assigned duties and responsibilities;
     (3) improper, willful and material disclosure of the proprietary information of the Company or any Affiliate or other willful material breach of a Participant’s fiduciary obligations to the Company; or

     (4) any willful failure or refusal to follow lawful and good faith directions of the Board or a duly authorized officer of the Company.
For purposes of this definition, no act or failure to act on the part of a Participant shall be considered “willful” unless done, or omitted to be done, by him in bad faith or without a reasonable belief that his action or omission are in the best interests of the Company or its Affiliates. Any act or omission based on a direction of the Board or based on the advice of counsel for the Company or Parent shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of Company or its Affiliates.
     (i) “Code” means the Internal Revenue Code of 1986, as amended.
     (j) “Committee” means the Anixter Inc. Employee Benefits Administrative Committee or any successor thereto.
     (k) “Company” has the meaning given to such term in the introductory paragraph hereto, provided that where the context so requires the term shall also include each Affiliate that adopts this Plan with the consent and approval of the Board.
     (l) “Compensation” means, for purposes of determining a Participant’s Normal Benefit, the total cash remuneration paid or payable to a Participant during a calendar year for services provided as an Employee which would be taken into account for purposes of computing the Participant’s accrued benefit under the Pension Plan.
     (m) “Compensation Committee” means the Anixter International Inc. Compensation Committee or any successor thereto.
     (n) “Employee” means a person who is actively employed by the Company or an Affiliate and who would be considered to be in an employer-employee relationship with the Company or an Affiliate applying common law principles.
     (o) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     (p) “Excess Plan” means the Anixter Inc. Excess Benefit Plan or any successor thereto.
     (q) “Final Average Compensation” means the average monthly compensation amount determined under the Pension Plan as the participant’s final average pay and which is used for purposes of computing such Participant’s accrued benefit under the Pension Plan.
     (r) “Initial Participation Month” means with respect to a Participant the calendar month as of which such Participant’s participation in the Plan is approved by the Compensation Committee.

     (s) “Life Annuity” means a monthly annuity that is paid to the retired Participant for as long as he lives and which does not provide any payments to a Beneficiary following the Participant’s death.
     (t) “Minimum Accrued Normal Benefit” means with respect to a Participant the product of (A x B), where A is the Participant’s Minimum Normal Benefit and B is a fraction the numerator of which is the Participant’s total months of Benefit Accrual Service and the denominator of which is 60.
     (u) “Minimum Normal Benefit” means with respect to a Participant any minimum monthly Life Annuity benefit payable to such Participant without regard to the date benefit payments commence as may be specified on Exhibit A hereto with respect to such Participant.
     (v) “Normal Benefit” means with respect to a Participant the greater of (i) the monthly benefit amount payable to such Participant as a Life Annuity commencing at the Participant’s Normal Retirement Date determined by reducing the Target Benefit of such Participant as specified on Exhibit A by such Participant’s Benefit Offset Amount or (ii) such Participant’s Minimum Normal Benefit, if any.
     (w) “Normal Benefit Commencement Age” means the age so specified with respect to a Participant on Exhibit A hereto.
     (x) “Normal Benefit Commencement Date” means, with respect to a Participant, the first day of the seventh month following the month in which the later of (i) the date such Participant attains Normal Benefit Commencement Age or (ii) the date such Participant’s Retirement or Termination occurs.
     (y) “Normal Retirement Date” means the first day of the month coincident with or next following the attainment by the Participant of age sixty-five (65).
     (z) “Parent” means Anixter International Inc., a Delaware corporation and sole shareholder of the Company, or any successor thereto.
     (aa) “Participant” means an Employee, so designated by action of the Compensation Committee, who is participating in the Plan.
     (bb) “Plan” means the Anixter Inc. Supplemental Executive Retirement Plan as set forth herein and as amended from time to time.
     (cc) “Plan Administrator” means the Anixter Inc. Employee Benefits Administrative Committee.
     (dd) “Pension Plan” means the Anixter Inc. Pension Plan or any successor thereto.
     (ee) “Retirement” means with respect to a Participant any “separation from service” (within the meaning of Section 409A of the Code) with the Company and all

Affiliates, other than termination by the Company for Cause, on or after the Participant attains age sixty-five (65).
     (ff) “Retirement Date” means the first day of the month coincident with or next following the date of a Participant’s Retirement.
     (gg) “Social Security Offset Amount” means with respect to a Participant fifty percent (50%) of the assumed retirement benefit payable to such Participant under the Social Security Act as in effect on the Participant’s Retirement Date or Termination Date, as applicable, computed consistent with the following assumptions: (i) no future increases in the social security wage base or average national wages following such Retirement Date or Termination Date, as applicable, (ii) such benefit is first payable on the Participant’s Normal Retirement Date, without regard to when the Participant’s actual Social Security Benefit Payments commence, and (iii) Participant has no covered wages for Social Security purposes following such Retirement Date or Termination Date, as applicable.
     (hh) “Target Benefit” means the monthly Life Annuity benefit commencing at Normal Retirement Date stated as a percentage of Final Average Compensation and so designated with respect to a Participant on Exhibit A hereto.
     (ii) “Termination” means a “separation from service” for purposes of Section 409A of the Code from the Company and all Affiliates for any reason prior to the Participant obtaining age sixty-five (65).
     (jj) “Termination Date” means the first day of the month coincident with or next following the date of a Participant’s Termination.
     2.2 Gender and Number. Except when otherwise indicated by the context, any masculine terminology used herein shall also include the feminine and the feminine shall include the masculine, and the use of any term herein in the singular may also include the plural and the plural shall include the singular.
SECTION 3
ELIGIBILITY AND PARTICIPATION
     3.1 Eligibility. No Employee shall be eligible to participate in or accrue a benefit under the Plan until such Employee’s participation in the Plan has been approved by the Compensation Committee. An Employee shall become a Participant as of the date so specified in the Compensation Committee approval of such participation.
     3.2 Reemployment of Former Participant. A former Employee who is re-employed shall be considered a Participant following such re-employment by the Company and such former Employee shall accrue additional Benefit Accrual Service following such re-employment, only if and to the extent such former Employee is re-designated by the Committee and such re-designation is approved by the Compensation Committee.

SECTION 4
BENEFITS
     4.1 Normal Benefit. A Participant who has at least sixty (60) months of Benefit Accrual Service at the time of his Retirement or Termination will receive from the Plan a monthly benefit which is Actuarially Equivalent to a Life Annuity commencing on his Normal Retirement Date in an amount equal to the greater of his Normal Benefit or his Minimum Normal Benefit, if any, as computed in accordance with Exhibit A, as in effect at the time of such Retirement or Termination.
     4.2 Deferred Benefit. If a Participant continues in employment past his Normal Retirement Date, the amount of his monthly benefit payable on Retirement under Section 4.1 above shall be Actuarially Equivalent to the larger of his Normal Benefit or Minimum Normal Benefit at Normal Retirement Date and accordingly adjusted to reflect the deferral of benefit payments beyond his Normal Retirement Date in a manner consistent with such adjustment under the Pension Plan. However, in any event, the Participant’s benefit on his Retirement Date shall be computed based on his Final Average Compensation as of his Normal Retirement Date.
     4.3 Accrued Benefit. A Participant who has less than sixty (60) months of Benefit Accrual Service at the time of his Retirement or Termination will receive from the Plan a monthly benefit which is Actuarially Equivalent to a Life Annuity commencing on his Normal Retirement Date in an amount equal to the greater of his Accrued Normal Benefit or Minimum Accrued Normal Benefit as computed in accordance with Exhibit A as in effect at the time of such Retirement or Termination. Notwithstanding the foregoing, a Participant who has less than sixty (60) months of Benefit Accrual Service at the time of his Retirement or Termination shall receive his Normal Benefit or Minimum Normal Benefit as determined under Section 4.1 if the Participant incurs an Eligible Termination during a Protected Period. For this purpose, “Eligible Termination” means the Participant’s Termination by the Company other than for Cause or the Participant’s Termination for Good Reason. “Protected Period” means the period commencing sixty (60) days before the effective date of a Change in Control and ending on the second anniversary of such Change in Control. “Change in Control” shall have the meaning set forth in any employment or other similar written agreement between a Participant and the Company which governs the terms and conditions of a Participant’s employment with the Company. In the absence of such an agreement, or if such agreement does not define “Change in Control,” then “Change in Control” shall mean (i) the approval by the shareholders of Company or Parent of a plan of complete liquidation or dissolution of Company or Parent; (ii) the consummation of a sale of all or substantially all of the assets of Company or Parent; (iii) the consummation of any transaction as a result of which any person (within the meaning of such term under the Securities Exchange Act of 1934), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of Company or Parent representing more than fifty percent (50%) of the total voting power of all voting securities of Company or Parent then issued and outstanding; or (iv) the consummation of a merger, consolidation, reorganization, or business combination, other than a merger, consolidation, reorganization or business combination which would result in the voting securities of Company or Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting securities of Company or Parent or the surviving entity immediately after such merger, consolidation, reorganization of business combination. “Good Reason” shall have the meaning set forth in any employment or other similar written agreement between a Participant and the Company which governs the terms and conditions of a Participant’s employment with the Company. In the absence of such an agreement, or if such agreement does not define “Good Reason”, then “Good Reason” shall mean any of the following conditions (not consented to in advance by the Participant in writing or ratified subsequently by the Participant in writing), but only if the Board receives notice of the condition from the Participant within ninety (90) days of its initial existence and such condition remain(s) in effect thirty (30) days after written notice to the Board from the Participant of his intention to terminate his employment for Good Reason which specifically identifies such condition: (i) any material breach by the Company with respect to its obligation to pay compensation or provide benefits to the Participant as set forth in any employment or other similar written agreement between the Participant and the Company which governs the terms and conditions of the Participant’s employment with the Company; (ii) any material, adverse change in the Participant’s authority, as measured against the Participant’s authority immediately prior to such change; (iii) any assignment to the Participant of duties which constitute a material adverse change from, and are inconsistent with, the duties of the Participant as historically defined, or (iv) any relocation of Company’s principal business office to a location that is more than 100 miles from Company’s current principal business office during the Protected Period following a Change in Control.
     4.4 Benefit Commencement and Form of Payment. Unless a Participant has made a timely election under Sections 4.5 or 4.6 below, (i) payment of benefits under the Plan will commence on such Participant’s Normal Benefit Commencement Date and (ii) benefits will be paid in the form of a 50% Joint and Survivor Annuity if the Participant is married on the benefit commencement date, otherwise benefits will be paid in the form of a Life Annuity. If the Participant is to receive his benefits in the form of a 50% Joint and Survivor Annuity for the life of the Participant and any Beneficiary and has no valid Beneficiary designation form on file, his spouse shall be deemed to be the Beneficiary. If the Participant designates a Beneficiary which is not an individual, the Beneficiary shall be deemed to have the same life expectancy as the Participant. In such event, the monthly Joint and Survivor Annuity benefits shall be adjusted so as to be Actuarially Equivalent to the Participant’s monthly Life Annuity benefit and the amount of the survivor annuity shall be fifty percent (50%) of the Participant’s monthly Joint and Survivor Annuity benefit payable to the Participant. To be effective, any such election must be made in a timely manner for purposes of, and otherwise in compliance with, Section 409A of the Code.
     4.5 Optional Payment Form. A married Participant may elect to receive his benefit under the Plan in the form of a Life Annuity, rather than in the form of a 50% Joint and Survivor Annuity. To be effective, any such election must be made in a timely manner for purposes of, and otherwise in compliance with Section 409A of the Code.
     4.6 Optional Benefit Commencement Date. A Participant may elect to have the payment of benefits commence on any date which is both after his Normal Benefit Commencement Date and on or before his Normal Retirement Date. In such event, such Participant’s monthly benefit amount as of such date shall be adjusted so as to be Actuarially Equivalent to a Life Annuity commencing on his Normal Retirement Date equal to the greater of his Normal Benefit or his Minimum Normal Benefit, if any, computed in accordance with

Exhibit A, as in effect at the time of such Retirement or Termination. To be effective, any such election of an optional benefit commencement date must meet the following requirements: (i) the election must be made not less than twelve (12) months prior to the date benefits would have otherwise commenced; (ii) unless a payment relates to disability or death, the election must be made before the Participant attains age sixty (60), and commencement of benefit payments must be deferred for a period of no less than five (5) years from the date the benefit payments would otherwise have commenced; and (iii) the election shall not take effect until at least twelve (12) months after the date on which such election is made.
     4.7 Pre-Retirement Death Benefits. If a Participant dies before payments under the Plan have commenced, no special death benefits will be payable under the Plan, but if the Participant has made a timely and effective Beneficiary election, such Beneficiary will be entitled to receive a survivor benefit in an amount equal to the survivor annuity that would have been payable to the Beneficiary if the Participant had retired and begun receiving benefits in the form of a 50% Joint and Survivor Annuity on the day before his death. The amount of the monthly benefit payable to the Beneficiary shall be determined based on the joint life expectancy of the Participant and the designated Beneficiary or the life expectancy of the Participant if the designated Beneficiary is not an individual.
     4.8 Disability Benefits. A Participant whose employment terminated due to disability will not receive special benefits on account of disability, but will be entitled to any benefit otherwise payable under Sections 4.1. or 4.2 above.
     4.9 Forfeiture of Benefits. Notwithstanding anything in this Plan to the contrary, the Company’s obligations to make the payments hereunder and a Participant’s right to receive benefits hereunder shall terminate in the event that such Participant is terminated for Cause or after a Participant’s Termination or Retirement the Committee discovers grounds which would have constituted Cause had the Board been aware of such grounds during the Participant’s employment.
     4.10 Special Tax Distributions. In the event that a benefit under the Plan is required to be included in the income of a Participant under Section 409A of the Code prior to the date such benefit would be payable to the Participant under the terms of the Plan, the Participant shall receive an interim distribution from the Plan in a lump sum, made as soon as reasonably possible after the Committee determines that the benefit is includible in income, in an amount equal to the amount required to be included by the Participant in income under Section 409A of the Code. In such event, the amount of the monthly benefit payable to the Participant under the Plan shall be adjusted such that the combination of the revised monthly benefit and interim distribution amount are Actuarially Equivalent to the Participant’s monthly benefit payable in the form of a Life Annuity commencing at the Participant’s Normal Retirement Date. In making such equivalency computation, the amount of the Life Annuity commencing at the Normal Retirement Date and the amount of the interim distribution shall both be converted into a lump sum amount payable at the Normal Retirement Date and the lump sum value of the interim distribution subtracted from the lump sum value of the Life Annuity, with the remainder then being converted to a Life Annuity.

SECTION 5
FINANCING
     5.1 Financing of Benefits. Benefits shall be payable, when due, by the Company, out of its current operating revenue to the extent not paid from a trust created pursuant to Section 5.2. The Company’s obligation to make payments to the recipient when due shall be contractual in nature only, and participation in the Plan will not create in favor of any Participant any right or lien against the assets of the Company. No benefits under the Plan shall be required to be funded by a trust fund or insurance contracts or otherwise.
     5.2 “Rabbi” Trust. In connection with this Plan, the Board may establish a grantor trust (known as the “Anixter Inc. Executive Benefit Plan Trust”) for the purpose of accumulating funds to satisfy the obligations incurred by the Company under this Plan (and such other plans and arrangements as determined from time to time by the Company). At any time, the Company may transfer assets to such trust to satisfy all or part of the obligations incurred by the Company under this Plan, in such amounts as may be determined in the sole discretion of the Committee, subject to the return of such assets to the Company at such time as determined in accordance with the terms of such trust. Any assets of such trust shall remain at all times subject to the claims of creditors of the Company in the event of the Company’s insolvency, and no asset or other funding medium used to pay benefits accrued under the Plan shall result in the Plan being considered as other than “unfunded” under ERISA or the Code. Notwithstanding the establishment of a trust, the right of any Participant to receive future payments under the Plan shall remain an unsecured claim against the general assets of the Company.
SECTION 6
BENEFICIARY DESIGNATION
     6.1 Designation of Beneficiary.
     (a) All Beneficiary designations shall be in writing and signed by the Participant. The designation shall be effective only if and when delivered to the Company during the lifetime of the Participant. The Participant also may change his Beneficiary or Beneficiaries by a signed, written instrument delivered to the Company during his lifetime. The payment of amounts shall be in accordance with the last unrevoked written designation of Beneficiary that has been signed and delivered to the Company during the lifetime of the Participant. All Beneficiary designations shall be addressed to the Secretary of Anixter Inc. and delivered to his office, and shall be processed as indicated in subsection (b) below by the Secretary or by his authorized designee.
     (b) The Secretary of Anixter Inc. (or his authorized designee) shall, upon receipt of the Beneficiary designation:
     (1) Ascertain that the designation has been signed and in proper form, and if it not , return it to the Participant for his signature or correction;

     (2) If signed and in proper form, stamp the designation “Received”, indicate the date of receipt, and initial the designation in the proximity of the stamp.
     (c) Any Beneficiary designation shall be void and of no effect if the designated Beneficiary predeceases the Participant.
     6.2 Ineffective Designation.
     (a) If the Participant does not designate a Beneficiary, or if for any reason such designation is entirely ineffective, the amounts that otherwise would have been paid to the Beneficiary shall be paid to the Participant’s estate as the alternate Beneficiary.
     (b) If a designation is effective in part and ineffective in part, to the extent that a designation is effective, distribution shall be made so as to carry out as closely as discernable the intent of the Participant, with result that only to the extent that a designation is ineffective shall distribution instead be made to the Participant’s estate as an alternate Beneficiary.
     6.3 Simultaneous Death. If a Participant and Beneficiary die under circumstances such that it is not possible to determine who died first, it is presumed that the Participant survived the Beneficiary.
     6.4 Disclaimer. A Beneficiary may disclaim any benefit hereunder in accordance with Internal Revenue Code Section 2518 and applicable state law.
SECTION 7
GENERAL PROVISIONS
     7.1 Employment/Participation Rights.
     (a) Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.
     (b) Nothing in the Plan shall be construed to be evidence of any agreement or understanding, express or implied, that the Company will continue to employ a Participant in any particular position or at any particular rate of remuneration.
     (c) No Employee shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.
     (d) Nothing in this Plan shall affect the right of a recipient to participate in and receive benefits under and in accordance with any pension, profit sharing, deferred compensation or other benefit plan or program of the Company. In addition, no payments under this Plan shall be deemed salary or other compensation to the Participant for the purpose of computing benefits to which the Participant may be entitled under any pension plan or other arrangements that the Company may have for the benefit of its Employees.
     7.2 Nonalienation of Benefits.
     (a) No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or change, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or change the same shall be void; nor shall any such disposition be compelled by operation of law except to the extent required by law.
     (b) No right or benefit under this Plan shall be subject to a qualified domestic relations order, as the benefits payable under this Plan are not payable from a qualified plan as such term in used in the Code.
     (c) No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to benefits under the Plan.
     (d) If any Participant or Beneficiary hereunder should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or change any right or benefit hereunder, then such right or benefit shall, in the discretion of the Committee, cease, and the Committee shall direct in such event that the Company hold or apply the same or any part thereof for the benefit of the Participant or Beneficiary in such manner and in such proportion as the Committee may deem proper.
     7.3 Severability. If any particular provision of the Plan shall be found to be illegal or unenforceable for any reason, the illegality or lack of enforceability of such provision shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or unenforceable provision had not been included.
     7.4 No Individual Liability. It is declared to be the express purpose and intention of the Plan that no liability whatsoever shall attach to or be incurred by the shareholders, officers, or directors of the Company or any representative appointed hereunder by the Company, under or by reason of any of the terms or conditions of the Plan.
     7.5 Applicable Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Illinois without regard to its conflicts of laws provisions, except to the extent governed by applicable Federal law.
     7.6 Successors. The provisions of the Plan shall bind and inure to the benefit of Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity that shall, either by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.
     7.7 Indemnity of Committee. To the maximum extent permitted by applicable law, the Company shall indemnify, hold harmless and defend the Committee and the Compensation Committee, each member of the Committee and the Compensation Committee, any employee of the Company, or any individual acting as an employee or agent of any of them (to the extent not indemnified or saved harmless under any liability insurance or any other indemnification arrangement) from any and all claims, losses, damages, liabilities, costs and expenses (including attorneys’ fees) arising out of any actual or alleged act or failure to act made in good faith in connection with the Plans (or any related trust agreements), including expenses reasonably incurred in the defense of any claim relating thereto.
     7.8 Overpayment. If the Committee determines that any Participant or Beneficiary receives any payment to which he or she is not entitled hereunder, the Committee may seek recovery of such overpayment, plus interest.
     7.9 Qualified Domestic Relations Order. If the Committee receives an order purporting to be a qualified domestic relations order with respect to a Participant’s benefit under the Pension Plan, for purposes of determining the Participant’s Benefit Offset Amount, the benefit payable under such order shall be considered a benefit payable to the Participant under the Pension Plan and shall be combined with the Participant’s actual benefit under the Pension Plan.
     7.10 Information to Company. The Company shall furnish to the Committee in writing all information the Company deems appropriate for the Committee to exercise its duties hereunder. Such information shall include but shall not be limited to the names of all Participants and their salary, date of birth, employment, termination of employment, retirement, or death.
     7.11 Information to Participant. The Committee shall make available to such Participant and Beneficiary for examination at the principal office of the Company (or at such other location as may be determined by the Committee), a copy of the Plan and such of its records or copies thereof as may pertain to the benefits of such Participant or Beneficiary.
SECTION 8
PLAN ADMINISTRATION, AMENDMENT AND TERMINATION
     8.1 In General. The Plan shall be administered by the Committee, which shall have the sole authority to construe and interpret the terms and provisions of the Plan and determine the amount, manner and time of payment of any benefits hereunder. The Committee shall maintain records, make the requisite calculations and disburse payments hereunder, and its interpretations, determinations, regulations and calculations shall be final and binding on all persons and parties concerned. The Committee may adopt such rules as it deems necessary, desirable or appropriate in administering the Plan and the Committee may act at a meeting, in a writing without a meeting, or by having actions otherwise taken by a member of the Committee pursuant to a delegation of duties from the Committee. No member of the Committee may act, vote, or otherwise influence a decision of the Committee specifically relating to his benefits, if any, under the Plan.
     8.2 Claims Procedure. If the Committee denies a benefit, in whole or in part, it shall advise the Participant or Beneficiary, as applicable, of (i) the specific basis or bases for the denial (ii) references to the specific Plan provisions upon which the denial is based (iii) a description of any additional material or information that the Participant or Beneficiary needs to process the claim, and an explanation of why that material or information is necessary; and (iv) a statement of the Plan’s appeal procedures as hereinafter set forth. Any person dissatisfied with the Committee’s determination of a claim for benefits hereunder must file a written request for reconsideration with the Committee within 60 days of the denial by the Committee. Such person has the right to request, free of charge, and obtain copies of all documents, records, and other information that was relied upon by the Committee in denying such person’s benefits or was submitted, considered, or generated in the course of making the benefit denial, regardless of whether it was used in denying the claim. This request must include a written explanation setting forth the specific reasons for such reconsideration. The Committee shall review its determination within 60 days, plus an extension for an additional 60 days in special circumstances, and render a written decision with respect to the claim, setting forth the specific reasons for such denial written in a manner calculated to be understood by the claimant. Such claimant shall be given a reasonable time within which to comment, in writing, to the Committee with respect to such explanation. The Committee shall review its determination promptly and render a written decision with respect to the claim. Such decision upon matters within the scope of the authority of the Committee shall be conclusive, binding, and final upon all claimants under this Plan. No claimant may bring any action challenging a decision of the Committee at any time more than one year after the final written decision of the Committee is rendered.
     8.3 Finality of Determination. The determination of the Committee as to any disputed questions arising under this Plan, whether of law or of fact, or mixed questions of law and fact, including questions of construction and interpretation, shall be final, binding, and conclusive upon all persons.
     8.4 Delegation of Authority. The Committee may, in its discretion, delegate its duties to an officer or other employee of the Company, or to a committee composed of officers or employees of the Company.
     8.5 Expenses. The cost of payment from this Plan and the expenses of administering the Plan shall be borne by the Company.
     8.6 Tax Withholding. The Company shall have the right to deduct from all payments made from the Plan any federal, state, or local taxes required by law to be withheld with respect to such payments.
     8.7 Incompetency. Any person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent and of age until the Company receives written notice, in a form and manner acceptable to it, that such person is incompetent or a minor, and that a guardian, conservator, statutory committee or other person legally vested with the care of his estate has been appointed. In the event that the Company finds that any person to whom a benefit is payable under the Plan is unable to properly care for his affairs, or is a minor, then any payment due (unless a prior claim therefore shall have been made by a duly appointed legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Company to have incurred expense for the care of such person otherwise entitled to payment.

     In the event a guardian or conservator or statutory committee of the estate of any person receiving or claiming benefits under the Plan shall be appointed by a court of competent jurisdiction, payments shall be made to such guardian or conservator or statutory committee provided that proper proof of appointment is furnished in a form and manner suitable to the Company. Any payment made under the provisions of this Section 8.7 shall be a complete discharge of liability therefore under the Plan.
     8.8 Action by Company. Any action required or permitted to be taken hereunder by the Company or its Board shall be taken by the Board, or by any person or persons authorized by the Board.
     8.9 Notice of Address. Any payment made to a Participant or a Beneficiary at the last known post office address of the distributee on file with the Company, shall constitute a complete acquittance and discharge to the Company and any director, officer or employee including, without limitation, members of the Committee with respect thereto, unless the Company shall have received prior written notice of any change in the condition or status of the distributee. Neither the Company nor any director, officer or employee including, without limitation, members of the Committee shall have any duty or obligation to search for or ascertain the whereabouts of the Participant or the Beneficiary.
     8.10 Amendment and Termination. The Plan may be amended, suspended or terminated, in whole or in part, by the Board, but no such action shall retroactively reduce the benefits under the Plan which have accrued prior to the effective date of such action. Following any such termination, benefits may be paid out under the Plan only to the extent expressly permitted under Section 409A of the Code and only to the extent such termination is implemented in accordance with Section 409A of the Code. In addition, the Committee shall have concurrent authority to make technical and/or clarifying amendments to the Plan or amendments that either have no cost effect on the Company or an effect that is not reasonably expected to exceed $10,000, plus any correlative modifications thereto.
     IN WITNESS WHEREOF, the Company has caused this restatement of the Anixter Inc. Supplemental Executive Retirement Plan to be executed by its duly authorized officer as of this 25th day of February, 2009 to be effective as of January 1, 2009.

Anixter Inc.

By:	/s/ Robert Eck

Title:	President and CEO

ANIXTER INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
EXHIBIT A
APPLICABLE FORMULA FOR NORMAL BENEFIT
ELIGIBLE EMPLOYEES AS OF JANUARY 1, 2009

Eligible Employee:	Robert Grubbs, Jr.
Normal Retirement Date:	First day of the month following 65th birthday
Target Benefit:	Monthly Life Annuity benefit equal to fifty percent (50%) of Final Average Compensation commencing at Normal Retirement Date
Benefit Offset:	Benefit Offset Amount determined under Plan
Normal Benefit	Target Benefit less Benefit Offset
Normal Benefit	54
Commencement Age
Reduction:	Normal Benefit to be actuarially reduced (using the same assumptions as provided under the Anixter Inc. Pension Plan) for commencement prior to age 65
Minimum Normal Benefit	$45,833.33 per month less monthly Benefit Offset amount without reduction for payment commencing prior to Normal Retirement Date
Benefit Offset to Minimum	Benefit Offset used for Normal Benefit computation actuarially reduced by the actuarially equivalent
Normal Benefit	reduction factor that would be used to determine the amount of the benefit at commencement date that is Actuarially Equivalent to the Normal Benefit at the Normal Retirement Date.
Eligible Employee:	Dennis Letham
Normal Retirement Date:	First day of the month following 65th birthday
Target Benefit:	Monthly Life Annuity benefit equal to fifty percent (50%) of Final Average Compensation commencing at Normal Retirement Date
Benefit Offset:	Benefit Offset Amount determined under Plan
Normal Benefit:	Target Benefit less Benefit Offset
Normal Benefit	56
Commencement Age
Reduction:	Normal Benefit to be actuarially reduced (using the same assumptions as provided under the Anixter Inc. Pension Plan) for commencement prior to age 65
Minimum Benefit:	None